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FORM 4
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/ / CHECK BOX IF NO               U.S. SECURITIES AND EXCHANGE COMMISSION
    LONGER SUBJECT TO                       WASHINGTON, DC 20549
    SECTION 16. FORM
    4 OR FORM 5                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b)                         Exchange Act of 1934,
                                     Section 17(a) of the Public Utility
                             Holding Company Act of 1935 or Section 30(f) of
                                        the Investment Company Act
                                                   of 1940


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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
Karl, Jr.       Frederick              B.         Medical Manager Corporation "MMGR"               Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------     X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
c/o Medical Manager Corporation                   Number of Reporting        Month/Year           X  Officer (give    Other (specify
3001 North Rocky Point Drive East, Suite 400      Person, if an Entity       04/98                ----        title ---       below)
-------------------------------------------       (Voluntary)             -------------------               below)
                 (Street)
Tampa,             FL          33607                                      5. If Amendment,       Vice President and General Counsel
-------------------------------------------                                  Date of Original    ----------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr.                                   End of Month        Direct         Benefi-
                                  (Month/      8)                                        (Instr. 3 and 4)    (D) or         cial
                                   Day/                 ----------------------------                         Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock, par value
$.01 per share                                                                              500 sh.              D             N/A
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*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                      (Print or Type Responses)
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

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-             Amount or
                                                              ---------------  Exer-   tion       Title    Number of
                                                    Code V      (A)     (D)    cisable Date                Shares
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Options                     $11.00                                             (1)    1/30/07    Common    136,500          --
                                                                                                 Stock
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Options                     $29 9/16/sh.  4/30/98    A   V      5,000    --    (2)    4/30/08    Common      5,000          --
                                                                                                 Stock
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Month                (Instr. 4)
                                (Instr. 4)

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Options                         136,500                  D                        N/A
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Options                           5,000                  D                        N/A
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Explanation of Responses:

         (1) The options were granted on February 4, 1997 and vest in four equal annual installments beginning on August 4, 1997, subject to accelerated vesting in certain circumstances.

         (2) The options were granted on April 30, 1998 and vest in four equal annual installments begining on October 30, 1998, subject to accelerated vesting in certain circumstances.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Frederick B. Karl, Jr.      5/9/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- ------
                                                                                             **Signature of Reporting Person  Date
                                                                                               Frederick B. Karl, Jr.

Note. File three copies of this form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.

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